Exhibit 99.1

FOR IMMEDIATE RELEASE

Bio-Rad Reports Third-Quarter Currency-Neutral

Revenue Growth of 11 Percent

HERCULES, CA – November 3, 2009 – Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a multinational manufacturer and distributor of life science research and clinical diagnostic products, announced financial results today for the third quarter ended September 30, 2009.

Third-quarter reported revenues were $461.1 million, up 4.4% compared to $441.8 million reported for the third quarter of 2008. On a currency-neutral basis, quarterly revenues increased 11.1% compared to the same period last year. This improvement is primarily the result of organic growth across a range of products in Bio-Rad’s two main areas, Life Science and Clinical Diagnostics as well as the additional revenue generated from the purchase of certain DiaMed distributors since the third quarter of 2008.

Net income attributable to Bio-Rad for the third quarter was $38.5 million, or $1.38 per share on a fully diluted basis, compared to $27.8 million or $1.00 per share, respectively, during the same period last year. Third-quarter gross margin increased to 56.5% compared to 54.4% during the same quarter last year.

Year-to-date revenues were $1.3 billion, down 2.1% compared to the first three quarters in 2008. Adjusting for the impact of currency effects, revenue growth was 5.9%. Year-to-date net income attributable to Bio-Rad for 2009 was $106.8 million, or $3.85 per share on a fully diluted basis, compared to $97.7 million, or $3.54 per share, respectively, during the same period in 2008.

“We are pleased with the results of the third-quarter, which show continued strength in many of our product areas,” said Norman Schwartz, Bio-Rad President and Chief Executive Officer. “As we had expected, the economy continued to have somewhat of a negative impact on customer spending particularly in our Life Science segment, but we are encouraged by the resiliency we’ve seen in many of our markets.”

Bio-Rad Reports Third-Quarter 2009 Financial Results

Life Science

The Life Science segment net sales for the third quarter were $150.4 million, down 4.1% or 0.4% on a currency-neutral basis, compared to the same period last year. Sales across a number of product lines in the Life Science segment performed well during the quarter, in particular, process chromatography and gene expression products.  Performance of the segment also benefited from sales of the Company’s ProteOn™ protein interaction array system, as many customers began to order additional instruments. Growth in the Life Science segment was negatively impacted by slowed research markets in both the U.S. and Europe, which reflect constraint and delays in spending by academic and biopharmaceutical customers. In September, Bio-Rad and Bruker Corporation (NASDAQ: BRKR), a manufacturer of mass spectrometry (MS) instruments, announced the launch of the Lucid Proteomics System, which improves the possibility of discovering biomarkers that have clinical relevance.

Clinical Diagnostics

The Clinical Diagnostics segment reported net sales of $307.5 million for the third quarter, up 9.3% compared to the third quarter in 2008. On a currency-neutral basis, sales for the segment increased 17.8%. These gains are the result of strong sales across a number of product lines, including blood virus testing products, quality control products, and the Company’s BioPlex® 2200 system. The segment also benefited from additional revenue resulting from the purchase of certain DiaMed European distributors in the fourth quarter of 2008, as well as the purchase of the DiaMed distributor in India in the second quarter of this year. In September, Bio-Rad announced the launch of Unity Real Time® 2.0, the latest version of its expert QC Data Management solution. The platform is designed to manage laboratory QC and to validate analytical runs.

Management will discuss these results in a conference call at 2 PM Pacific Time (5 PM Eastern Time) November 3, 2009. Interested parties may access the call by dialing 866-700-7173 (in the U.S.) or 617-213-8838 (international), access number 78653201.

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Bio-Rad Reports Third-Quarter 2009 Financial Results

The live webcast may also be accessed at http://www.bio-rad.com. A replay of the call will be available at 888-286-8010 (in the U.S.), or 617-801-6888 (international), access number 96529078 for seven days following the call, and the webcast can be accessed at http://www.bio-rad.com for 30 days.

About Bio-Rad

Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), has remained at the center of scientific discovery for more than 50 years, manufacturing and distributing a broad range of products for the life science research and clinical diagnostic markets. The Company is renowned worldwide among hospitals, universities, major research institutions, as well as biotechnology and pharmaceutical companies for its commitment to quality and customer service. Founded in 1952, Bio-Rad is headquartered in Hercules, California, and serves more than 85,000 research and industry customers worldwide through its global network of operations. The Company employs over 6,500 people globally and had revenues exceeding $1.7 billion in 2008. For more information, please visit www.bio-rad.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. For further information regarding the Company's risks and uncertainties, please refer to the “Risk Factors” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof.  Bio-Rad Laboratories, Inc., disclaims any obligation to update these forward-looking statements.

For more information contact:

Christine Tsingos, Vice President and Chief Financial Officer, or

Ron Hutton, Treasurer

Bio-Rad Laboratories, Inc.

510-724-7000

investor_relations@bio-rad.com

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BIO-RAD LABORATORIES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net sales	$ 461,055	$ 441,842	$ 1,289,171	$ 1,316,400
Cost of goods sold	200,545	201,300	557,797	600,554
Gross profit	260,510	240,542	731,374	715,846
Selling, general and administrative expense	153,623	150,518	437,606	436,807
Research and development expense	39,516	38,830	119,075	118,398
Income from operations	67,371	51,194	174,693	160,641
Interest expense	14,487	8,180	32,661	24,128
Foreign exchange losses, net	1,472	91	3,249	2,396
Other (income) expense, net	192	(523)	(4,956)	(4,667)
Income before taxes	51,220	43,446	143,739	138,784
Provision for income taxes	(11,920)	(12,557)	(33,096)	(34,012)
Net income including noncontrolling interests	39,300	30,889	110,643	104,772
Less: Net income attributable to
noncontrolling interests	(776)	(3,056)	(3,885)	(7,046)
Net income attributable to Bio-Rad	$ 38,524	$ 27,833	$ 106,758	$ 97,726

Basic earnings per share:
Net income attributable to Bio-Rad	$ 1.40	$ 1.02	$ 3.90	$ 3.61
Weighted average common shares	27,431	27,171	27,375	27,055

Diluted earnings per share:
Net income attributable to Bio-Rad	$ 1.38	$ 1.00	$ 3.85	$ 3.54
Weighted average common shares	27,875	27,747	27,749	27,619

BIO-RAD LABORATORIES, INC.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30,	December 31,
	2009	2008

Current assets:
Cash and cash equivalents	$ 554,179	$ 204,524
Short-term investments	87,930	38,950
Accounts receivable, net	350,762	339,653
Inventories, net	383,896	375,616
Other current assets	126,634	135,198
Total current assets	1,503,401	1,093,941

Net property, plant and equipment	305,921	300,732
Goodwill	327,469	321,820
Purchased intangibles, net	216,730	228,590
Other assets	124,685	92,181
Total assets	$ 2,478,206	$ 2,037,264

Current liabilities:
Notes payable and current maturities of long-term debt	$ 5,346	$ 9,578
Accounts payable	92,381	117,982
Accrued payroll and employee benefits	118,891	119,420
Sales, income and other taxes payable	53,810	33,731
Other current liabilities	145,267	137,323
Total current liabilities	415,695	418,034

Long-term debt, net of current maturities	738,687	445,979
Other long-term liabilities	96,153	102,611
Total liabilities	1,250,535	966,624

Bio-Rad stockholders’equity	1,208,661	1,041,139
Noncontrolling interests	19,010	29,501
Total stockholders’ equity	1,227,671	1,070,640
Total liabilities and stockholders’ equity	$ 2,478,206	$ 2,037,264

BIO-RAD LABORATORIES, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2009	2008

Cash flows from operating activities:
Cash received from customers	$ 1,291,054	$ 1,318,003
Cash paid to suppliers and employees	(1,030,153)	(1,152,538)
Interest paid	(31,511)	(24,141)
Income tax payments	(27,746)	(31,053)
Other operating activities	7,708	2,759
Net cash provided by operating activities	209,352	113,030

Cash flows from investing activities:
Payments for acquisitions and long-term investments	(35,937)	(18,069)
Other investing activities	(117,424)	(63,799)
Net cash used in investing activities	(153,361)	(81,868)

Cash flows from financing activities:
Payments on long-term debt	(5,253)	(9,349)
Long-term borrowings	294,750	--
Other financing activities	2,766	13,758
Net cash provided by financing activities	292,263	4,409

Effect of exchange rate changes on cash	1,401	(3,708)

Net increase in cash and cash equivalents	349,655	31,863
Cash and cash equivalents at beginning of period	204,524	161,764
Cash and cash equivalents at end of period	$ 554,179	$ 193,627

Reconciliation of net income including noncontrolling interests to net cash provided by operating activities:

Net income including noncontrolling interests	$ 110,643	$ 104,772
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	74,003	74,322
Changes in working capital	23,583	(67,670)
Other	1,123	1,606
Net cash provided by operating activities	$ 209,352	$ 113,030

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